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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                   FORM 8-A/A
                                (AMENDMENT NO. 4)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         TRIANGLE PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

DELAWARE                                                56-1930728
(State of incorporation or organization)   (I.R.S. Employer Identification No.)

                    4 UNIVERSITY PLACE, 4611 UNIVERSITY DRIVE
                          DURHAM, NORTH CAROLINA 27707
              (Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of class      Name of each exchange on which such class is registered
         NONE                                  NONE

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |_|

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |X|

Securities Act registration statement file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act:

    Title of class      Name of each exchange on which such class is registered
   PREFERRED STOCK              NASDAQ NATIONAL MARKET SYSTEM
   PURCHASE RIGHTS



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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

On February 10, 1999, Triangle Pharmaceuticals, Inc. (the "Company") filed with the Securities and Exchange Commission a Registration Statement on Form 8-A to register Rights issuable in accordance with the terms of the Rights Agreement (the "Original Rights Agreement") dated as of February 1, 1999 between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"). All capitalized terms below and not defined herein have the meanings given them in the Original Rights Agreement.

On June 2, 1999, the Company entered into a Collaboration Agreement (the "Collaboration Agreement"), a Supply and Manufacturing Agreement (the "Prior Manufacturing Agreement), a Co-Promotion Agreement (the "Co-Promotion Agreement"), a Common Stock Purchase Agreement (the "Stock Purchase Agreement"), and a Stockholder Rights Agreement (the "Stockholder Agreement," along with the Collaboration Agreement, Prior Manufacturing Agreement, the Co-Promotion Agreement and the Stock Purchase Agreement, collectively referred to herein as the "Alliance Agreements") with Abbott Laboratories, an Illinois corporation ("Abbott").

In connection with the Alliance Agreements, the Board of Directors of the Company approved an amendment to the Original Rights Agreement (the "First Amendment") dated as of June 2, 1999 by and between the Company and the Rights Agent. The First Amendment provided that, among other things, so long as Abbott held less than certain defined levels of interest in Company stock during specified time periods, neither Abbott nor its U.S. wholly-owned subsidiaries will be deemed to be an Acquiring Person, that the Distribution Date will not be deemed to occur and that the Rights will not separate from the Common Stock of the Company as a result of entering into the Alliance Agreements or the consummation of the transactions contemplated thereby.

On or about August 24, 2001, the Company entered into a Purchase Agreement (the "Warburg Stock Purchase Agreement") with Warburg Pincus Private Equity VIII, L.P. ("Warburg"), pursuant to which Warburg purchased certain shares of the Company's Common Stock.

In connection with the Warburg Stock Purchase Agreement, the Board of Directors of the Company approved an amendment to the Original Rights Agreement (the "Second Amendment") dated as of August 24, 2001 by and between the Company and the Rights Agent. The Second Amendment provided that up until such time as Warburg, together with its Affiliates, becomes the Beneficial Owner of more than the Permitted Percentage (as such term is defined in the Second Amendment), Warburg will not be deemed to be an Acquiring Person, the Distribution Date will not be deemed to occur, and the Rights will not separate from the Common Stock of the Company as a result of entering into the Warburg Stock Purchase Agreement or the consummation of the transactions contemplated thereby.

On July 29, 2002, in connection with the termination of certain of the Alliance Agreements and the amendment of the Stockholder Agreement, the Board of Directors of the Company approved

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an amendment to the Original Rights Agreement (the "Third Amendment") dated as of July 30, 2002. The Third Amendment removed all references to Abbott and its affiliates so that such companies are no longer excluded from the definition of "Acquiring Person" under the Original Rights Agreement. The Third Amendment also made other conforming changes to the Original Rights Agreement.

On or about December 3, 2002, the Company entered into an Agreement and Plan of Merger (the "Acquisition Agreement") with Gilead Sciences, Inc. ("Parent") and Simbolo Acquisition Sub, Inc. ("Acquisition Sub"), pursuant to which Parent will, subject to the satisfaction of certain conditions contained therein, acquire the Company through a two-step transaction comprised of a cash tender offer commenced by Acquisition Sub and followed by a merger of Acquisition Sub with and into the Company.

Concurrently with the execution and delivery of the Acquisition Agreement, certain stockholders of the Company entered into a Stockholders Agreement, dated December 3, 2002 (the "Parent Stockholder Agreements") with Parent and Acquisition Sub, whereby such stockholders agreed or will agree, among other things, to tender their shares into the tender offer. Under the terms of certain of the Parent Stockholder Agreements, the applicable stockholders are also granting Parent a proxy with respect to the voting of their shares of Company common stock, upon the terms set forth in the Parent Stockholder Agreements. Parent has also agreed to loan the Company $50 million on or prior to December 10, 2002, to be evidenced by a 7.5% Convertible Promissory Note and to enter into a related Investor Rights Agreement with the Company (the "Financing Documents").

In connection with the Acquisition Agreement, the Board of Directors of the Company approved an amendment to the Original Rights Agreement (the "Fourth Amendment") dated as of December 3, 2002 (the Original Rights Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment is referred to hereafter as the "Rights Agreement"). The Fourth Amendment provides that no person or entity will be deemed an "Acquiring Person" under the Rights Agreement by reason of any transaction contemplated by the Merger Agreement or the Parent Stockholders Agreements or the Financing Documents and none of the transactions contemplated by the Merger Agreement or the Parent Stockholders Agreements or the Financing Documents will trigger the ability to exercise any rights under the Rights Agreement. If the Merger is consummated, the Rights Agreement will terminate at the Effective Time (as defined in the Acquisition Agreement) without further action.

The description and terms of the Rights are set forth in the Rights Agreement. The Rights Agreement and the related Certificate of Designations for the Company's Series B Junior Participating Preferred Stock are each attached as an exhibit to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on February 10, 1999 and are each incorporated herein by reference. The First Amendment is attached as an exhibit to the Registration Statement on Form 8-A/A (Amendment No. 1) filed with the Securities and Exchange Commission on June 18, 1999 and is incorporated herein by reference. The Second Amendment is attached as Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 24, 2001 and is incorporated herein by reference. The Third Amendment is attached as Exhibit 1 to the Registration Statement on Form 8-A/A (Amendment No. 3) filed with the Securities and Exchange Commission on July 31, 2002 and is incorporated herein by reference. The Fourth Amendment is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing description of the Rights and the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibits.

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ITEM 2. EXHIBITS.

EXHIBIT NUMBER     DOCUMENT DESCRIPTION
--------------     --------------------

1 Amendment to Rights Agreement dated as of December 3, 2002 by and between Triangle Pharmaceuticals, Inc. and American Stock Transfer & Trust Company, as Rights Agent



              [THE REMAINDER OF THIS PAGE IS PURPOSELY LEFT BLANK]

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                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                         TRIANGLE PHARMACEUTICALS, INC.


DATE: December 4, 2002                   By: /s/ R. ANDREW FINKLE
                                            ----------------------------------
                                            Name:  R. Andrew Finkle
                                            Title: Executive Vice President
                                                   and General Counsel



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                                  EXHIBIT INDEX

EXHIBIT NUMBER     DOCUMENT DESCRIPTION
--------------     --------------------

1 Amendment to Rights Agreement dated as of December 3, 2002 by and between Triangle Pharmaceuticals, Inc. and American Stock Transfer & Trust Company, as Rights Agent